Exhibit 99.1

Investment Technology Group, Inc. 380 Madison Avenue, New York, NY 10017 (212) 588-4000

FOR IMMEDIATE RELEASE

Contact:

Howard C. Naphtali

Chief Financial Officer

(212) 444-6160

ITG Reports Second Quarter 2004
Results

Strong Performance from Client Site Products, International
Operations

NEW YORK, NY, July 29, 2004 - Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based equity trading services, today announced that for the second quarter ended June 25, 2004, revenues were $81.0 million, net income was $9.5 million and diluted earnings per share were $0.22.

Second quarter 2004 net income included a one-time gain of $1.5 million ($0.03 per share) related to the sale of 50% of ITG’s Canadian subsidiary, KTG Technologies Corp. (KTG), to IRESS Market Technology Limited (IRESS) in April 2004 and the concurrent establishment of a Canadian joint venture with IRESS. Excluding this one-time gain, ITG’s net income was 32% below second quarter 2003 and 3% less than first quarter 2004 while earnings per share were 24% below second quarter 2003 and unchanged from first quarter 2004.

For ITG overall, revenues per trading day in the second quarter of 2004 increased 23% for Client-Site Trading Products while decreasing 26% for POSIT and 16% for the Electronic Trading Desk compared to second quarter 2003. Compared to the first quarter of 2004, revenues per trading day increased 11% for Client-Site Trading Products and decreased 10% for POSIT and 8% for the Electronic Trading Desk.  Canadian direct access trading revenues (approximately $23,000 per day in the second quarter of 2004), previously included in the Electronic Trading Desk, are now being reported within Client-Site Trading Products.

“ITG’s volumes have been encouraging given that U.S. market volumes are down almost 30% since January” said Robert Russel, ITG’s President and Chief Executive Officer.  “A significant contributor to our success has been our investment in sophisticated new trading and analytical products and our diversification into the hedge fund market.”

ITG’s international business posted revenues of $19.9 million in the second quarter of 2004 compared to $14.6 million in the second quarter of 2003 and $16.9 million in the first quarter of 2004. International pre-tax earnings for the second quarter of 2004 were $2.7 million. Both International revenues and pre-tax earnings include a $2.4 million one-time pre-tax gain ($1.5 million after tax) from the sale of KTG discussed above. This result compares to a loss of $1.2 million in the second quarter of 2003 and a loss of $0.1 million in the first quarter of 2004. The currency impact upon pre-tax earnings was negligible.

“Our investment in international expansion is showing good momentum as we are back on track to achieve a positive pre-tax return for the year,” said Mr. Russel. “We have seen solid progress in Europe and continue to achieve good profitability in Canada, as well as a small profit in our combined Australian/Asian operations.”

In the U.S., ITG’s trading volume for the second quarter of 2004 was 5.0 billion shares (averaging 80.8 million shares per trading day) compared to 5.5 billion shares in the second quarter of 2003 (averaging 87.0 million shares per trading day) and 4.8 billion in the first quarter of 2004 (averaging 80.7 million shares per trading day).

Excluding the one-time gain discussed above, pre-tax margins for ITG overall for the second quarter of 2004 were 18.2% compared with 22.7% in the second quarter of 2003 and 17.9% in the first quarter of 2004.

YEAR-TO-DATE RESULTS

For the six months ended June 25, 2004, revenues decreased 2% from the prior year period to $158.6 million, net income decreased 3% to $17.7 million and diluted earnings per share increased 5% to $0.41.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss second quarter results. Those wishing to listen to the call should dial 1-888-855-5487 at least 10 minutes prior to the start of the call to ensure connection.  A listen-only webcast will also be available on ITG’s website at http://www.itginc.com/investor.  For those unable to listen to the live broadcast of the call, a week-long replay will be available by dialing 1-888-203-1112 and entering the pass code 732113, and a two week-long replay will be available on ITG’s website starting approximately 3 hours after the completion of the call.

About ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG services help clients to access liquidity, execute trades more efficiently, and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client-Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

Boston • Dublin • Hong Kong • London • Los Angeles • Melbourne • New York • Sydney • Tel Aviv • Toronto

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the

United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

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INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 25, 2004	June 27, 2003	June 25, 2004	June 27, 2003
Revenues:
Commissions:
POSIT	$25,102	$34,343	$51,582	$59,063
Electronic Trading Desk	26,203	31,791	53,287	59,123
Client Site Trading Products	24,368	20,128	45,313	39,124
Other	5,314	2,380	8,377	4,843
Total revenues	80,987	88,642	158,559	162,153

Expenses:
Compensation and employee benefits	29,370	30,438	58,542	59,206
Transaction processing	12,171	11,965	23,751	22,059
Software royalties	3,288	4,530	7,104	7,646
Occupancy and equipment	7,449	8,093	14,790	15,755
Telecommunications and data processing services	4,338	4,757	8,975	9,247
Other general and administrative	7,697	8,746	14,876	15,886
Total expenses	64,313	68,529	128,038	129,799

Income before income tax expense	16,674	20,113	30,521	32,354

Income tax expense	7,190	8,298	12,783	14,050

Net income	$9,484	$11,815	$17,738	$18,304

Earnings per share:

Basic	$0.22	$0.25	$0.41	$0.39

Diluted	$0.22	$0.25	$0.41	$0.39

Basic weighted average number of common shares outstanding	43,138	47,227	43,726	47,282

Diluted weighted average number of common shares outstanding	43,144	47,237	43,734	47,296

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	June 25, 2004	December 31, 2003
	(unaudited)
Assets
Cash and cash equivalents	$182,347	$239,013
Cash restricted or segregated	12,180	11,892
Securities owned, at fair value	45,059	24,174
Receivables from brokers, dealers and other, net	901,541	219,860
Investments in limited partnerships	20,022	19,529
Premises and equipment, net	22,936	25,088
Capitalized software, net	7,038	6,575
Goodwill	87,328	77,143
Other Intangibles	3,024	4,747
Deferred taxes	12,956	12,147
Other assets	11,606	9,680
Total assets	$1,306,037	$649,848

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$96,132	$82,554
Payables to brokers, dealers and other	852,424	187,764
Software royalties payable	3,367	4,209
Securities sold, not yet purchased, at fair value	2,785	1,264
Income taxes payable	11,148	12,754
Total liabilities	965,856	288,545
Commitments and contingencies
Stockholders’ Equity:
Preferred stock, par value $0.01; shares authorized: 1,000,000; shares issued: none	—	—
Common stock, par value $0.01; shares authorized: 100,000,000; shares issued: 51,295,502 and 51,262,743 at June 25, 2004 and December 31, 2003, respectively and 41,837,996 and 44,740,279 shares outstanding at June 25, 2004 and December 31, 2003, respectively	513	513
Additional paid-in capital	159,225	157,319
Retained earnings	351,716	333,978
Common stock held in treasury, at cost; shares: 9,457,506 and 6,522,464 at June 25, 2004 and December 31, 2003, respectively	(178,621)	(138,641)
Accumulated other comprehensive income:
Currency translation adjustment	7,348	8,134
Total stockholders’ equityTotal stockholders’ equity	340,181	361,303
Total liabilities and stockholders’ equity	$1,306,037	$649,848